Exhibit 99.1

AUTOBYTEL REPORTS 24% YEAR-OVER-YEAR REVENUE GROWTH,
ACHIEVES PROFITABILITY FOR 2011 FOURTH QUARTER AND FULL YEAR

IRVINE, Calif.  (March 1, 2012) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today reported increased revenues and the achievement of profitability for the fourth quarter and full year ended December 31, 2011, compared with the corresponding prior-year periods, marking the company’s first profitable year since 2004.

“By continuing to upgrade the quality (defined as sales conversion close rate) of the purchase requests we deliver to manufacturers and dealers and enhance the online experience for automotive consumers at Autobytel.com, we are attracting more vehicle buyers and helping manufacturers and dealers sell more cars,” said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  “Our sharp focus on these business fundamentals, combined with a recovering automotive market, has helped drive positive operating results and create future growth opportunities.”

Revenues rose 11% to $16.2 million for the 2011 fourth quarter from $14.7 million a year ago, principally reflecting increased revenues from wholesale purchase requests sold directly to automobile manufacturers.  Purchase request revenues increased 10% to $15.1 million for the 2011 fourth quarter from $13.8 million in the prior-year fourth quarter.  Advertising revenues grew to $1.1 million for the 2011 fourth quarter, up from $856,000 in the prior year.

Gross profit grew 20% to $6.9 million for the 2011 fourth quarter from $5.8 million for the prior year’s fourth quarter.  Gross margin improved to 42.5% of total revenues for the 2011 fourth quarter from 39.3% for the fourth quarter of 2010.  The improvement in gross margin is due, in part, to a greater level of internally generated purchase requests.

Total operating expenses declined to $6.5 million for the 2011 fourth quarter from $9.0 million for the same quarter in the prior year.  Operating expenses in the year-ago period included approximately $1.0 million in severance and stock compensation costs related to a workforce reduction and $347,000 of direct expenses related to the acquisition of Cyber Ventures.

Net income for the 2011 fourth quarter totaled $341,000, or $0.01 per diluted share, versus a net loss of $3.3 million, or $0.07 per share, for the 2010 fourth quarter.

Cash flow provided by operations was $2.1 million for the fourth quarter of 2011, compared with cash used in operations of $586,000 for the prior-year fourth quarter.

Cash and cash equivalents grew to $11.2 million at December 31, 2011, up from $9.2 million at September 30, 2011 and $8.8 million at December 31, 2010.

Full-Year Results
Total revenues rose 24% to $63.8 million for 2011 from $51.5 million for 2010.  Purchase request revenues increased 25% from the prior year, and advertising revenues of $3.9 million were approximately the same as in the prior year.

Total operating expenses for 2011 decreased to $25.3 million, which included a $451,000 credit to expense related to litigation settlements.  Total operating expenses for 2010 were $28.5 million, which included a $2.9 million credit to expenses related to litigation settlements ($2.7 million of which was the final payment under one of these settlements in the first quarter of 2010), and $1.5 million in severance and related expenses.

Net income for 2011 was $416,000, or $0.01 per diluted share, versus a net loss of $8.6 million, or $0.19 per share, for 2010.

Cash flow provided by operations was $2.2 million for 2011, compared with cash flow used in operations of $4.3 million for 2010.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2011 fourth quarter and full year financial results.  Interested parties may participate in the live call by dialing 877-852-2929, passcode 51255427.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through March 8, 2012 by dialing 855-859-2056, passcode 51255427.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”). The slides will contain disclosures of adjusted operating expenses, EBITDA (earnings before interest, taxes, depreciation and amortization) and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure will be included in the slides.

About Autobytel Inc. (www.autobytel.com)
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched autobytel.com in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites and its respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.  For more information, please visit www.autobytel.com.

Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing our online signup form at www.autobytel.com/alerts.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, future growth opportunities being created by our sharp focus on business fundamentals, combined with a recovering automotive market, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2011, which the company expects to file shortly after the distribution of this press release, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company’s stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of the company’s Annual Report on Form 10-K for the current year.

Contacts:
Investor Relations Agency
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

Jim Helberg, Autobytel Media Relations
949-862-1395
jimh@autobytel.com

Media Relations Agency
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 11,209	$ 8,819
Restricted cash	400	400
Accounts receivable (net of allowances for bad debts and customer credits of $540 and $621, at December 31, 2011 and December 31, 2010, respectively)	10,144	9,067
Prepaid expenses and other current assets	571	797
Total current assets	22,324	19,083
Property and equipment, net	1,629	1,733
Long-term strategic investment	194	1,000
Intangible assets, net	2,893	4,258
Goodwill	11,677	11,677
Other assets	77	81
Total assets	$ 38,794	$ 37,832

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 3,081	$ 3,713
Accrued expenses and other current liabilities	4,994	4,995
Deferred revenues	216	564
Total current liabilities	8,291	9,272
Convertible note payable	5,000	5,000
Other non-current liabilities	607	457
Total liabilities	13,898	14,729

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 46,121,727 and 45,689,062 shares issued and outstanding, as of December 31, 2011 and December 31, 2010, respectively	46	46
Additional paid-in capital	306,733	305,356
Accumulated deficit	(281,883)	(282,299)
Total stockholders' equity	24,896	23,103
Total liabilities and stockholders' equity	$ 38,794	$ 37,832

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2011	2010	2011	2010

Revenues:
Purchase requests	$ 15,100	$ 13,754	$ 59,735	$ 47,609
Advertising	1,077	856	3,850	3,815
Other revenues	46	49	227	110
Total revenues	16,223	14,659	63,812	51,534
Cost of revenues (excludes depreciation of $17 and $71 for the three months ended December 31, 2011 and 2010, respectively, and $221 and $243 for the twelve months ended December 31, 2011 and 2010, respectively)	9,334	8,905	37,829	32,032
Gross profit	6,889	5,754	25,983	19,502

Operating expenses:
Sales and marketing	2,124	3,006	8,906	11,583
Technology support	1,804	2,389	7,045	6,963
General and administrative	2,178	3,150	7,987	11,768
Depreciation and amortization	403	499	1,771	1,099
Litigation settlements	(59)	(67)	(451)	(2,939)
Total operating expenses	6,450	8,977	25,258	28,474
Operating income (loss)	439	(3,223)	725	(8,972)
Interest and other income, net	10	13	40	590
Income tax provision	108	89	349	182
Net income (loss) and comprehensive income (loss)	$ 341	$ (3,299)	$ 416	$ (8,564)

Basic earnings (loss) per common share	$ 0.01	$ (0.07)	$ 0.01	$ (0.19)
Diluted earnings (loss) per common share	$ 0.01	$ (0.07)	$ 0.01	$ (0.19)

Shares used in computing earnings (loss) per common share (in thousands):
Basic	46,120	45,427	45,968	45,090
Diluted	47,120	45,427	47,682	45,090